THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
For the Period January 1, 1994 to September 30, 1995
(unaudited)

                                                              Capital in   Unrealized
                                                    Common    Excess of     Gains on     Retained     Treasury
                                                    Stock    Stated Value  Investments   Earnings      Shares        Total

Balance January 1, 1994                           $1,829,000   $4,887,000   $   ---     $18,751,000  ($1,563,000) $23,904,000

  Net income Jan. 1 to Sept. 1, 1994                  ---          ---          ---       1,911,000       ---       1,911,000

  Shares of common stock issued in
    connection with restricted grants,
    401(k) plan & exercise of options                  ---         92,000       ---        (199,000)     274,000      167,000

  Purchase of treasury shares                         ---          ---          ---          ---         (89,000)     (89,000)

  Cash dividends paid                                 ---          ---          ---        (164,000)      ---        (164,000)

  Equity in other capital changes of
    First Indiana Corporation, net
    of deferred income taxes                           ---         ---          ---         (14,000)      ---         (14,000)
                                                   _________    _________    _________    _________    _________    _________
Balance September 30, 1994                         1,829,000    4,979,000       ---      20,285,000   (1,378,000)  25,715,000

  Net income Oct. 1 to Dec. 1, 1994                    ---         ---          ---         700,000        ---        700,000

  Equity in other capital changes of
    First Indiana Corporation, net
    of deferred income taxes                           ---         ---          ---          14,000        ---         14,000
                                                   _________    _________    _________    _________    _________    _________
Balance December 31, 1994                          1,829,000    4,979,000       ---      20,999,000   (1,378,000)  26,429,000

  Net income Jan. 1 to Sept. 1, 1995                   ---         ---          ---       2,888,000        ---      2,888,000

  Shares of common stock issued in
    connection with restricted grants,
    401(k) plan & exercise of options                  ---          7,000       ---          64,000      176,000      247,000

  Purchase of treasury shares                          ---         ---          ---          ---        (417,000)    (417,000)

  Cash dividends paid                                  ---         ---          ---        (327,000)       ---       (327,000)

  Unrealized gains on short term
    investments                                        ---         ---          34,000       ---          ---          34,000

  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                              ---         ---          ---          66,000       ---          66,000
                                                   _________    _________    _________    _________    _________    _________
Balance September 30, 1995                        $1,829,000   $4,986,000      $34,000  $23,690,000  ($1,619,000) $28,920,000
                                                   =========    =========    =========    =========    =========    =========



See accompanying Notes to Consolidated Financial Statements.


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